EXHIBIT 10.3
COUSINS PROPERTIES INCORPORATED
2005 Restricted Stock Unit Plan
Restricted Stock Unit Certificate
     This Restricted Stock Unit Certificate evidences the grant by Cousins Properties Incorporated (“CPI”) of an award (“Award”) of restricted stock units (“Restricted Stock Units”) to the employee named below (“Key Employee”) pursuant to CPI’s 2005 Restricted Stock Unit Plan (the “Plan”). All of the terms, conditions and definitions set forth in the Plan are incorporated in this Certificate, and this Award is subject to all of the terms and conditions set forth in the Plan and in this Certificate.
Terms and Conditions
1.	Name of Key Employee: .

2.	Grant Date. The Grant Date is .

3.	Number of Units. The Restricted Stock Unit grant is units. The value of each unit is equal to the Fair Market Value of one share of common stock of CPI (“Stock”) as of the date payment is due under the Plan.

4.	Vesting and Forfeiture. This Award shall vest with respect to 25% of the Restricted Stock Units on each anniversary of the Grant Date until it is 100% vested; provided Key Employee has been continuously employed by CPI through the applicable anniversary date. In addition, Key Employee shall vest with respect to 100% of the Restricted Stock Units (a) if Key Employee’s employment with CPI terminates by reason of death or Retirement (as defined in this § 4) or (b) upon a Change in Control. If Key Employee’s employment with CPI terminates other than by reason of Key Employee’s death or Retirement (as defined in this § 4) prior to complete vesting of the Restricted Stock Units, the Restricted Stock Units not vested as of such termination of employment shall be forfeited and expire immediately and automatically. A transfer between or among CPI, CREC, a Preferred Stock Subsidiary that is covered by this Plan, or any Subsidiary, Parent or Affiliate of CPI or CREC shall not be treated as a termination of employment with CPI. For purposes of this § 4, “Retirement” shall mean Key Employee’s termination of employment with CPI on or after the date (i) Key Employee has attained age 60 and (ii) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment equal at least 65.

5.	Individual Account. A separate bookkeeping account shall be established and maintained by CPI (the “Account”) to record Key Employee’s Restricted Stock Units. The Account shall be maintained on CPI’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or any interest in any shares of Stock.

6.	Cash Dividends. If a cash dividend (whether ordinary or extraordinary) is paid on a share of Stock while an Award is outstanding, CPI shall pay Key Employee an amount in cash for each Restricted Stock Unit subject to an outstanding Award equal to the cash dividend paid on a share of Stock as soon as practical after the date of the payment of the cash dividend, but in no event later than 2 1/2 months after the calendar year in which the cash dividend is paid; provided, however, the right of Key Employee to receive this cash payment shall be forfeited if Key Employee terminates employment as a Key Employee for any reason (except death) before the dividend payment date.

7.	Distribution of Payment Represented by Units. Payment of vested Restricted Stock Units shall be made in a single payment in cash as soon as practicable after the Restricted Stock Units vest, but in no event later than 2 1/2 months after the calendar year in which vesting occurs. In the event of Key Employee’s death, payment of the vested Restricted Stock Units shall be made to Key Employee’s Beneficiary in a single payment as soon as practicable after Key Employee’s death, but in no event later than 2 1/2 months after the calendar year in which Key Employee dies.

8.	Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.

9.	Nontransferability and Status as Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any Restricted Stock Units. All payments pursuant to this Award shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

10.	Employment and Termination. Nothing in this Certificate shall give Key Employee the right to continue in employment with CPI or limit the right of CPI to terminate Key Employee’s employment with or without cause at any time.

11.	No Shareholder Rights. Key Employee shall have no rights as a shareholder of CPI as a result of this Award.

12.	Amendment and Termination. The Plan and this Award may be modified and/or terminated as set forth in the Plan.

13.	Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

Cousins Properties Incorporated
By:
Name:
Title: